 Exhibit 99.(10)(2)

1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

April 29, 2024

American United Life Insurance Company®

One American Square

Indianapolis, IN 46206-0368

Re:	AUL American Unit Trust
(File Nos. 033-31375 and File No. 811-5929)

Dear Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the Prospectus filed as a part of Post-Effective Amendment No. 60 to AUL American Unit Trust’s Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP